Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

BigBear.ai Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(2)	Aggregate Offering Amount x Fee Rate	161,676,020	$2.99(3)	$483,411,299.80	0.0001531	$74,010.27

Fees Previously Paid		$0.00

	Total Offering Amounts	$74,010.27

	Total Fees Previously Paid	$0.00

	Total Fee Offsets:	$0.00

	Net Fee Due	$74,010.27

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

Represents shares of common stock, par value $0.0001 per share (“Common Stock”), registered for resale by the Selling Stockholders consisting of (i) up to 65,711,809 shares of Common Stock that are issuable upon the conversion of the Registrant’s 6.00% Convertible Senior Secured Notes due 2029 (the “2029 Notes”) held by the Selling Stockholders, including shares of Common Stock issuable with respect to make-whole amounts due upon conversion of the 2029 Notes that the Company may elect to settle in shares of Common Stock, and (ii) up to 95,964,211 shares of Common Stock that we may issue from time to time in lieu of cash to pay interest on the 2029 Notes

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share is estimated to be $2.89, based on the average of the high and low sales prices of the Common Stock as reported by The New York Stock Exchange on January 13, 2025.